UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 15, 2011
MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

4200 STONE ROAD
KILGORE, TEXAS		75662
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this Current Report on Form 8-K (this “ Report ”) is incorporated by reference into this Item 1.01 of this Report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Waiver and Seventh Amendment to Second Amended and Restated Credit Credit Agreement

On April 15, 2011, the Partnership entered into a Waiver and Seventh Amendment (the “ Seventh Amendment ”) to the Second Amended and Restated Credit Agreement (as amended to date, the “ Credit Agreement ”), among Martin Operating Partnership L.P., a wholly-owned subsidiary of the Partnership, as borrower, the Partnership and certain of its subsidiaries, as guarantors, the financial institution parties thereto, as lenders, Royal Bank of Canada, as administrative agent and collateral agent, and the various other agents and parties thereto.  The Seventh Amendment was arranged by Wells Fargo Securities, LLC and RBC Capital Markets.

The Seventh Amendment amends the Credit Agreement to, among other things, (1) increase the maximum amount of borrowings and letters of credit under the Credit Agreement from $275 million to $350 million, (2) extend the maturity date of all amounts outstanding under the Credit Agreement from March 15, 2013 to April 15, 2016, (3) decrease the applicable interest rate margin on committed revolver loans under the Credit Agreement as described in more detail below, (4) adjust the financial covenants as described in more detail below, (5) increase the maximum allowable amount of additional outstanding indebtedness of the borrower and the Partnership and certain of its subsidiaries as described in more detail below, and (6) adjust the commitment fee incurred on the unused portion of the loan facility as described in more detail below.

Amounts outstanding under the Credit Agreement bear interest at the borrower's option at either the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin, and the applicable margin is determined by the Partnership’s leverage ratio. After giving effect to the Seventh Amendment, the applicable margin for Eurodollar Rate loans and letters of credit ranges from 2.00% to 3.25% and the applicable margin for Base Rate loans will range from 1.00% to 2.25%.

The Credit Agreement, as amended by the Seventh Amendment, contains financial covenants that, among other things, requires the Partnership to maintain specified ratios of: (i) EBITDA (as defined in the Credit Agreement) to consolidated interest charges (as defined in the Credit Agreement) of not less than 2.75 to 1.0 at the end of each fiscal quarter, (ii) total funded debt to EBITDA of not more than 5.00 to 1.00 at the end of each fiscal quarter, and (iii) total secured debt to EBITDA of not more than 3.25 to 1.00 at the end of each fiscal quarter.

The Credit Agreement, as amended by the Seventh Amendment, allows for the borrower and the Partnership and certain of its subsidiaries to incur and maintain additional indebtedness in an amount not to exceed $35 million.

The Partnership incurs a commitment fee on the unused portion of the loan facility, which ranges from 0.375% to 0.50% after giving effect to the Seventh Amendment.

All other material terms of the Credit Agreement remain the same as disclosed in the Partnership’s filings with the Securities and Exchange Commission.  The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such Seventh Amendment, a copy of which is filed as Exhibit 10.1 to this Report.

As of April 15, 2011 after giving effect to the Seventh Amendment, the Partnership has $350.0 million in commitments under the Partnership’s credit facility, of which the Partnership has drawn $144.0 million, and has $206.0 million available for additional borrowing.  In addition, the Partnership has $6.1 million in outstanding capital lease obligations and $7.1 million in outstanding notes payble to third party financial institutions.

Item 9.01. Financial Statements and Exhibits.

      (d)  Exhibits

EXHIBIT
NUMBER		DESCRIPTION

10.1	—
Seventh Amendment to Second Amended and Restated Credit Agreement, dated as of April 15, 2011 among Martin Operating Partnership L.P., the Partnership, Martin Operating GP LLC, Prism Gas Systems I, L.P., Prism Gas Systems GP, L.L.C., Prism Gulf Coast Systems, L.L.C., McLeod Gas Gathering and Processing Company, L.L.C., Woodlawn Pipeline Co., Inc., Prism Liquids Pipeline, LLC, the financial institution parties to the Credit Agreement and Royal Bank of Canada, as administrative agent and collateral agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

	By:	Martin Midstream GP LLC,
Its General Partner

Date: April 21, 2011	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

10.1	—
Seventh Amendment to Second Amended and Restated Credit Agreement, dated as of April 15, 2011 among Martin Operating Partnership L.P., the Partnership, Martin Operating GP LLC, Prism Gas Systems I, L.P., Prism Gas Systems GP, L.L.C., Prism Gulf Coast Systems, L.L.C., McLeod Gas Gathering and Processing Company, L.L.C., Woodlawn Pipeline Co., Inc., Prism Liquids Pipleine, LLC, the financial institution parties to the Credit Agreement and Royal Bank of Canada, as administrative agent and collateral agent.